SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  July 25, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.   Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular non-bargaining unit employees of the Company and designated subsidiaries. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on earnings per share for the Company; and (2) the performance of the employee's organizational unit in meeting its individual objectives. The corporate and organizational objectives include quality and reliability of service to customers, financial performance, cost control and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1994 Plan year was disclosed in a Report on Form 8-K dated January 10, 1994, and was based upon the corporate capital and operating budgets prepared for 1994. The Company's overall earnings per share are comprised of earnings per share for the Company's three types of operations: utility, Diablo Canyon nuclear power plant (Diablo Canyon) and nonregulated through PG&E Enterprises, a wholly owned subsidiary.

The 1994 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1994 which includes the impact of the Company's economic stimulus rate, the electric rate freeze and the corporate reorganization and workforce reduction program announced in early 1993, (ii) the Company's capital budget for 1994 of approximately $1.4 billion for utility operations and
(iii) budgeted operating expenses for utility operations that are approximately 5% less than budgeted for 1993. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company (PGT), a wholly owned subsidiary of the Company, of which $.09 per share relates to the interstate portion of the PGT-PG&E pipeline expansion project. The budgeted earnings per share for utility assumes no earnings for the California portion of the expansion project. As previously disclosed, shippers on the California portion of the PGT-PG&E pipeline expansion project have only executed long-term firm transportation contracts for approximately 40% of the intrastate capacity, and the Company continues negotiations for the remaining capacity.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) an operating capacity factor (excluding refueling outages) of 91%, (ii) an overall annual capacity factor of 75.3% and (iii) one 64-day refueling outage at Unit 1 and one 62-day refueling outage at Unit 2 during 1994. Budgeted operating expenses for 1994 relating to Diablo Canyon are approximately 13% more than budgeted for 1993. Budgeted capital expenditures for Diablo Canyon are approximately $105 million for 1994.

The budgeted earnings per share for the period ending June 30, 1994, assume 427 million shares outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets. Actual performance during the year may differ materially from the budgeted amounts.

On a quarterly basis, the Company discloses the year-to-date financial performance of the Company relating to the three types of operations: utility, Diablo Canyon and PG&E Enterprises. For the six months ended June 30, 1994, selected financial information is shown below:

                        (in thousands, except per share amounts)
                         Six Months Ended June 30, 1994
=================================================================
                             Actual    (1)           Budget   (2)
Operating Revenues:        (unaudited)

   Utility                 $ 4,013,615             $ 4,029,567
   Diablo Canyon               832,921 (3)             828,071
   PG&E Enterprises            107,415                 112,795
                           -----------             -----------
Total Consolidated         $ 4,953,951             $ 4,970,433
                           ===========             ===========
Net Income (Loss):

   Utility                 $   315,075 (4)         $   400,988
   Diablo Canyon               176,132 (3)             166,824
   PG&E Enterprises            (12,890)(5)               1,581
                           -----------             -----------
Total Consolidated         $   478,317             $   569,393
                           ===========             ===========
Earnings (Loss) Per Common
Share:

   Utility                 $       0.69 (4)        $      0.89
   Diablo Canyon                   0.39 (3)               0.37
   PG&E Enterprises               (0.03)(5)               0.00
                             ----------            -----------
Total Consolidated         $       1.05           $      1.26
                             ==========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the interim period. All material adjustments are of a normal recurring nature, except as noted below. The actual results above are not necessarily indicative of the results to be obtained in the full fiscal year. This information should be read in conjunction with the 1993 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Company's Annual Report on Form 10-K, and the Consolidated Financial Statements and Notes to Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended
March 31, 1994.

(2) The budgeted amounts are performance targets and not forecasts of actual performance that is expected or will be realized by the Company. The budgeted amounts do not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Company's Notes to Consolidated Financial Statements, which could affect the Company's performance during the year.

(3) Diablo Canyon operated at an overall capacity factor of 75.3% compared to a budgeted overall capacity factor of 75.0% for the six months ended June 30, 1994.

(4) In the six-month period ended June 30, 1994 the Company incurred expenses of $153 million ($.21 per share) resulting from two California Public Utilities Commission (CPUC) decisions on the reasonableness of the Company's gas costs for the period 1988 through 1990, reserves for the Company's 1991 through 1993 Canadian gas costs based on the CPUC reasoning in the aforementioned decisions, contingencies relating to commitments for gas transportation capacity, and an increase in litigation reserves.

(5) In April 1994, the Company announced that it has deferred its plan to divest PG&E Resources Company (Resources), a wholly owned indirect subsidiary of PG&E Enterprises. In June 1994, Resources entered into multiple contracts to sell certain oil and gas properties, with all sales anticipated to be completed in the third quarter of 1994. The Company recorded a $19 million pretax loss ($.03 per share) during the three-month period ended June 30, 1994, for those properties to be sold which have a carrying value in excess of their market value. Gains to be realized in the third quarter from the sale of remaining properties should substantially offset these losses.

B. California Public Utilities Commission Proceedings - Electric Fuel and Sales Balancing Accounts - ECAC/ERAM

In June 1994, the Company updated its application in the Company's 1994 Energy Cost Adjustment Clause (ECAC) proceeding to reflect changes in its electric generation forecast based on recent hydro conditions. The Company also withdrew its earlier request that the CPUC eliminate the Annual Energy Rate (AER) mechanism that had been reinstated in 1994, since it now appears that alternative incentive mechanisms will not be in place before 1995.

The Company's ECAC application (which also includes revenue adjustments resulting from the Electric Revenue Adjustment Mechanism (ERAM)) requests a two percent increase in electric revenues over rates in effect in 1994. If adopted, the Company's requested rate increase would result in an estimated net electric revenue requirement increase of $158 million, effective January 1, 1995. The Company's proposal limits the requested increase to two percent by, among other things, including only partial recovery of the projected balance of the ECAC undercollection of $537 million at December 31, 1994, and deferring cost recovery of approximately $368 million of ECAC undercollection beyond 1995, with no interest accrual on the amount deferred.

On July 15, 1994, the CPUC's Division of Ratepayer Advocates (DRA) released its report on the Company's ECAC/ERAM filing. The DRA's revenue requirement proposal is approximately $110 million lower than the Company's proposal due primarily to the DRA's lower gas cost estimates and Diablo Canyon price assumption as discussed below. The DRA also recommends that the Company's rates remain frozen at the 1994 level through 1995 and that the Company's ECAC undercollection be deferred, without interest, beyond 1995.

The DRA also recommends that, notwithstanding the terms of the Diablo Canyon rate case settlement (Diablo Settlement), the 1995 price paid for electricity generated by the Company's Diablo Canyon Nuclear Power Plant (Diablo Canyon) should not be implemented as specified under the Diablo Settlement and instead the price should be frozen at the 1994 price of 11.9 cents per kilowatthour pending a CPUC decision as to whether it will reconsider a petition by a consumer group to reopen the Diablo Settlement which the CPUC previously had denied. (See item C. below.) The Company's ECAC filing includes an increase in the price paid for Diablo Canyon generation to 12.1 cents per kilowatthour in 1995, using the pricing formula set forth in the Diablo Settlement. The DRA estimates that holding the price at the 1994 level will result in a reduction of $34.5 million in revenue requirements for the Company in 1995.

C.   Diablo Canyon Nuclear Power Plant - Diablo Canyon Rate Case
     Settlement

In its report on the Company's 1994 ECAC/ERAM filing (see item B. above), the DRA recommends that the CPUC reconsider a petition originally filed in September 1992 by a consumer advocacy group and reopen the Diablo Settlement for the express purpose of modifying the payment methodology for Diablo Canyon generation. The CPUC had previously denied the earlier petition, finding that there had been no failure in the underlying assumptions of the settlement, entered into in 1988 by the California Attorney General, the DRA and the Company, and that reopening the settlement would be contrary to the public policy in favor of settlements.

The Diablo Settlement adopts alternative ratemaking for Diablo Canyon by basing revenues primarily on the amount of electricity generated by the plant, rather than on traditional cost-based ratemaking. Under the "performance-based" approach, the Company assumes a significant portion of the operating risk of the plant because the extent and timing of the recovery of actual operating costs, depreciation and a return on the investment in the plant primarily depend on the amount of power produced and the level of costs incurred.

The DRA cites several factors in arguing that the CPUC should reconsider its decision adopting the Diablo Settlement. The DRA alleges that the revenues sought by the Company for Diablo Canyon in 1995 are over $600 million more than what the Company would receive under traditional ratemaking. The DRA also cites (i) the high price for Diablo Canyon generation relative to that charged by other California utilities for generation from their nuclear facility, (ii) the higher rate of return on equity earned on Diablo Canyon compared to that earned by the other utilities on their nuclear facility, and (iii) high costs and increases in the Company's rates allegedly caused by the Diablo Settlement. Pending a CPUC decision on the DRA's recommendation, the DRA proposes that the 1995 price for Diablo Canyon generation not be implemented and instead the Diablo price be frozen at the 1994 level (see Item B. above).

The Company intends to move to strike the DRA testimony on the grounds that it is contrary to previous CPUC decisions upholding the Diablo Settlement, is factually incorrect, and violates the CPUC's policy in favor of comprehensive settlements.

The 1988 CPUC decision adopting the Diablo Settlement stated that
(i) to the extent permitted by law, the CPUC intended that this decision be binding upon future Commissions, based upon a determination that, taken as a whole, the settlement produced a just and reasonable result, and (ii) the settlement had been approved based on the reasonable reliance of the parties and the CPUC that all of the terms and conditions will remain in effect for the full term of the settlement, ending in 2016. However, the decision stated that the CPUC cannot bind future Commissions in fixing just and reasonable rates for Diablo Canyon. Moreover, in March 1994, the CPUC President indicated that while he concurred in the decision denying the petition filed in 1993 seeking to modify the Diablo Settlement, he would consider reopening the settlement if the Company did not reduce its rates within a year.


The DRA is a consumer branch of the CPUC and the DRA's recommendations do not constitute a CPUC decision. The CPUC can accept all, part or none of the DRA's recommendations.



                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                            				   THOMAS C. LONG
                              By ________________________________
                                   THOMAS C. LONG
                                   Controller

Dated:  July 25, 1994